UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 1, 2026

OptimizeRx Corporation

(Exact name of registrant as specified in charter)

Nevada	001-38543	26-1265381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Charles Street, Suite 302, Waltham, MA	02453
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248.651.6568

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	OPRX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, OptimizeRx Corporation (the “Company”) and Theresa Greco agreed on May 11, 2026 to a separation, effective as of June 15, 2026 (the “Separation Date”). Accordingly, effective as of the Separation Date, Ms. Greco will no longer serve as the Company’s Chief Commercial Officer.

In connection with Ms. Greco’s separation from employment with the Company, on June 1, 2026, Ms. Greco and the Company entered into a Separation Agreement and Release of Claims, which includes Advisory Terms and Conditions (the “Separation and Advisory Agreement”). The Separation and Advisory Agreement will become effective and enforceable on June 9, 2026, provided such agreement is not revoked prior thereto. Under the terms of the Separation and Advisory Agreement, and in accordance with the provisions of the Amended and Restated Employment Agreement entered into by and between Ms. Greco and the Company on August 18, 2025 (the “Employment Agreement”), Ms. Greco will receive: (1) continuation of her $380,000 per annum base salary for a period of twelve (12) months; (2) a one time lump sum payment of her annual cash bonus target of $209,000; and (3) reimbursement of COBRA premium payments for continued health, dental and vision benefit coverage for twelve (12) months, unless earlier terminated pursuant to the terms of COBRA.

Pursuant to the Separation and Advisory Agreement, Ms. Greco will provide advisory services to the Company for a period of twelve (12) months, through June 15, 2027 (the “Advisory Term”), during which time any equity previously granted to Ms. Greco will continue to vest in the ordinary course. As Advisor, Ms. Greco’s responsibilities to the Company will be to render advice as the Company and the Chief Executive Officer will determine from time to time. In addition, in the event of a change in control during the Advisory Term, Ms. Greco will receive a special bonus pursuant to the terms the Special Bonus Agreement by and between the Company and Ms. Greco, dated September 8, 2025.

The Separation and Advisory Agreement also provides for a general release of claims between the Company and Ms. Greco, subject to certain exclusions, as well as other customary provisions. In addition, under the Separation and Advisory Agreement, Ms. Greco will be held to certain of her obligations under the Business Protection Agreement entered into by and between Mr. Greco and the Company on October 22, 2023, including Ms. Greco’s agreement (a) not to compete with the Company for a period of twelve (12) months, and (b) not to solicit the Company’s employees, any persons who have provided services to the Company within one (1) year from the date of her termination of employment, customers, clients, collaborators, and certain other persons or entities for a period of twelve (12) months. Also, during the term of Ms. Greco’s advisory services, she will be subject to all of the Company’s policies.

The description of the terms of the Separation and Advisory Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation and Advisory Agreement, a copy of which will be included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMIZERX CORPORATION

Date: June 5, 2026	By:	/s/ Marion Odence-Ford
	Name:	Marion Odence-Ford
	Title:	Chief Legal & Administrative Officer

2